Exhibit (a)(1)(xiv)

CONTACT:

Playtika Holding

Corp.

Investor Relations

ir@playtika.com

www.playtika.com

Playtika Announces Extension of Offering Period for

Option Exchange

HERZLIYA, Israel, December 5, 2022 — Playtika Holding Corp. (NASDAQ: PLTK) (“Playtika”), a mobile gaming entertainment and technology market leader with a portfolio of multiple game titles, today announced that it has extended the expiration time of the offering period for its offer to exchange outstanding eligible stock options to purchase up to an aggregate of 13,523,596 shares of Playtika’s common stock, whether vested or unvested (the “Options”), that were granted under Playtika’s 2020 Incentive Award Plan from certain eligible service providers for new restricted stock units (the “Option Exchange”) from 9:00 P.M., Pacific Time, on December 12, 2022 until 9:00 P.M., Pacific Time, on December 15, 2022, unless Playtika, in its discretion, extends the period of time during which the Option Exchange will remain open.

To date, approximately 7,436,975 Options have been validly tendered for exchange in the Option Exchange. Eligible service providers who have validly tendered and not withdrawn their Options do not need to re-tender their Options nor take any other action in response to the extension of the Option Exchange.

The Option Exchange is subject to terms and conditions, which are described in detail in the offer to exchange. Except for the extension of the expiration time of the offering period for the Option Exchange as set forth above, the terms and conditions of the Option Exchange remain the same.

None of Playtika’s management, the members of its Board of Directors (or any committee thereof) or any of Playtika’s other representatives or advisors for the Option Exchange or any representatives or advisors of any of the foregoing for the Option Exchange makes any recommendation as to whether or not any stockholder should participate in the Option Exchange.

You should direct questions about the Option Exchange or requests for additional copies of the Offer to Exchange and the other offer documents to:

Playtika Holding Corp.

Email: to@playtika.com

About Playtika

Playtika is a mobile gaming entertainment and technology market leader with a portfolio of multiple game titles. Founded in 2010, Playtika was among the first to offer free-to-play social games on social networks and, shortly after, on mobile platforms. Headquartered in Herzliya, Israel, and guided by a mission to entertain the world through infinite ways to play, Playtika has employees across offices worldwide.

Additional Information and Where to Find It

Playtika has filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO with respect to the Option Exchange, including an offer to exchange, a related letter of transmittal and related materials. The Option Exchange will only be made pursuant to the offer to exchange, the related letter of transmittal and other related materials filed as part of the issuer tender offer statement on Schedule TO, in each case as may be amended or supplemented from time to time. This communication is not an offer to buy nor a solicitation of an offer to sell or exchange any securities of Playtika. Investors are able to obtain a free copy of these materials and all other documents filed by Playtika with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Playtika under the “Investors” section of Playtika’s website at www.playtika.com. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE TENDER OFFER STATEMENT OF THE

COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE OPTION EXCHANGE THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO EXCHANGE SECURITIES IN CONNECTION WITH THE OPTION EXCHANGE BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OPTION EXCHANGE.

Forward-Looking Statements

The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. These forward-looking statements include without limitation statements regarding the Option Exchange. Risks and uncertainties that could cause results to differ from expectations include: (i) uncertainties as to the timing and terms of the Option Exchange; (ii) the risk that the Option Exchange may not be completed in a timely manner or at all; (iii) the possibility that any or all of the various conditions to the consummation of the Option Exchange may not be satisfied or waived; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Option Exchange; (v) the effect of the announcement or pendency of the Option Exchange on Playtika’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its operating results and business generally or the trading market for its common stock; (vi) risks related to the Option Exchange diverting management’s attention from the Playtika’s ongoing business operations; (vii) the risk that stockholder litigation in connection with the Option Exchange may result in significant costs of defense, indemnification and liability; (viii) Playtika’s ability to achieve the benefits contemplated by the Option Exchange; and (ix) risks and uncertainties pertaining to Playtika’s business, including the risks and uncertainties detailed in Playtika’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings with the SEC, as well as the tender offer materials to be filed by Playtika in connection with the Option Exchange. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Playtika undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.